SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2015

           BRIDGELINE DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33567	52-2263942
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

80 Blanchard Road

Burlington, MA 01803

(Address of principal executive offices, including zip code)

     (781) 376-5555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2015, Bridgeline Digital, Inc. (the “Company”) entered into a Restricted Stock Agreement (the “Agreement”) with each member of its Board of Directors who is not an employee of the Company in order to grant such Director shares of restricted common stock of the Company in lieu of quarterly cash compensation for their services as a Director during the 2015 fiscal year.

The number of shares of restricted stock to be issued to each Director was calculated by dividing the cash fees which would be paid to each Director for services on the Board of Directors for the 2015 fiscal year by the closing price of the Company’s common stock, as reported by the NASDAQ Capital Market, on March 3, 2015. A total of 204,167 shares of common stock were granted to the non-employee Directors pursuant to the Agreements in lieu of cash compensation. The restricted stock will vest over the 2015 fiscal year provided that each Director remains on the Board of Directors.

A copy of the form of Agreement will be included as an exhibit to the Company’s Form 10-Q. The foregoing description of the exhibit does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is incorporated by reference.

Item 8.01 Other Events

On March 4, 2015, the Board of Directors of the Company set the date of a Special Meeting of stockholders to be held on Monday, May 4, 2015 at the Company’s headquarters in Burlington, Massachusetts. At the Special Meeting, stockholders will be asked to approve an amendment to the Company’s Certificate of Incorporation in order to effect a one-for-five reverse stock split of its common stock. The Board of Directors believes the reverse stock split is necessary for the Company to regain compliance with the $1 minimum bid price requirement of the NASDAQ Capital Market. All stockholders of record as of the close of business on March 24, 2015 will be entitled to notice of, and to vote at, the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGELINE DIGITAL, INC.
(Registrant)

By:	/s/ Michael D. Prinn
Michael D. Prinn
Executive Vice President and
Chief Financial Officer

Date: March 10, 2015